Exhibit 10.1

VIA HAND DELIVERY

February 10, 2012

Changgeng Qian, M.D., Ph.D.

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Dear Changgeng:

In connection with the termination of your employment with Curis, Inc. (the “Company”) on February 16, 2012 you are eligible to receive the severance benefits described in paragraph 2 below if you sign and return this letter agreement to me by no earlier than February 16, 2012 and no later than March 5, 2012 and it becomes binding between you and the Company. By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.

If you choose not to sign and return this letter agreement by March 5, 2012 or if you timely revoke your acceptance in writing, you shall not receive any severance benefits from the Company. You will, however, receive payment on your Termination Date, as defined below, for your final wages and any unused vacation time accrued through the Termination Date. You may also, if eligible, elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits. Further, pursuant to the option agreements evidencing the awards under the 2000 Stock Incentive Plan and the 2010 Stock Incentive Plan, you have up to ninety (90) days after your Termination Date to exercise any vested stock option rights you may have as provided for by those Plans. Notwithstanding the foregoing, certain stock option awards which continue to vest after the Termination Date by the terms of the applicable option agreements will continue to vest until ninety (90) days after your Consulting Agreement terminates. All other unvested options will be cancelled on your Termination Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period.

1. Termination Date – Your effective date of termination from the Company will be February 16, 2012 (the “Termination Date”). As of the Termination Date, all salary payments from the Company will cease and any benefits you had as of the Termination Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

2. Description of Severance Benefits – If you timely sign and return this letter agreement between February 16, 2012 and March 5, 2012 and do not revoke your acceptance, the Company will provide you with the following severance benefits (the “severance benefits”):

a. Severance Pay. The Company will pay to you $137,500, less all applicable taxes and withholdings, as severance pay (an amount equivalent to one-half (1/2) of your current annual base salary). Since you are considered a “specified employee” within the meaning of Section 409(a)(2)(B)(ii) of the Internal Revenue Code and the regulations thereunder, as determined by the Company in accordance with its procedures, and your severance payment constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and shall be delayed by a period of six (6) months and all payments that would have been made to the Executive during such six (6) month period shall be made in a lump sum in the seventh (7th) month following the Termination Date.

b. COBRA Benefits. Should you timely elect and be eligible to continue receiving group medical insurance pursuant to the “COBRA” law, the Company will, for six (6) months following your Termination Date, continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. The remaining balance of any premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.

c. Consulting Arrangement. The Company will engage you as a consultant pursuant to the terms and conditions of the Consulting Agreement attached hereto as Attachment A.

By entering into this letter agreement, you agree and acknowledge that by offering you the severance benefits, the Company has fulfilled all of its obligations to you under the Offer Letter (as defined below).

3. Release – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to your May 2, 2001 offer letter, as amended by the amendments dated May 10, 2002, December 14, 2006, October 27, 2008, and December 10, 2010 (collectively, the “Offer Letter”)); all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement (a) limits any rights you may have to indemnification pursuant to Section 1.4 of the December 14, 2006 offer letter amendment (which is the only section of the Offer Letter that remains in force and effect); or (b) prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

4. Continuing Obligations – You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. You further acknowledge and reaffirm your obligations set forth in the Invention, Non-Disclosure and Non-Competition Agreement (the “Non-Competition Agreement”) you executed for the benefit of the Company, which Non-Competition Agreement remains in full force and effect; provided, however, that the Non-Competition Agreement shall hereby be deemed amended to the extent necessary to enable you to perform, without violating the terms of the Non-Competition Agreement, the services set forth in the Consulting Agreement and authorized by the Licensing Agreement to be entered into by you and the Company following the Termination Date.

5. Non-Disparagement – You understand and agree that as a condition of your receipt of the severance benefits herein described, you shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition.

6. Continued Assistance – You agree that after the Termination Date you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning your job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company.

7. Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

8. Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

9. Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10. Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11. Confidentiality – To the extent permitted by law, you understand and agree that as a condition of your receipt of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

12. Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

13. Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

14. Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15. Applicable Law – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

16. Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 above.

17. Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 2 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me.

Very truly yours,

By:	/s/ Daniel R. Passeri
Daniel R. Passeri
President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Changgeng Qian	February 16, 2012
Changgeng Qian, M.D., Ph.D.	Date

Attachment A — Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement, effective as of February [    ], 2012 between Curis, Inc., having a place of business at 4 Maguire Road, Lexington, MA 02421 (“Curis”), and Changgeng Qian, Ph.D., M.D. (“Consultant”).

WHEREAS, Curis desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to Curis as provided in this Agreement;

NOW, THEREFORE, in consideration of the promises set forth in the Agreement, Curis and Consultant hereby agree as follows:

1. Term; Termination. The term of this Agreement shall be for a period of one year from the effective date or until earlier terminated by either party (the “Consultation Period”). Either party may terminate the Agreement by providing thirty (30) days prior written notice to the other party. In the event of such termination, Consultant shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3. Such payments shall constitute full settlement of any and all claims of Consultant of every description against Curis. Notwithstanding the foregoing, Curis may terminate the Consultation Period, immediately upon written notice to Consultant, if (a) Consultant breaches or threatens to breach any provision of Section 5, (b) Consultant breaches or threatens to breach the terms or conditions of that certain Invention, Non-Disclosure and Non-Competition Agreement dated July 2, 2001 by and between the Consultant and Curis or (c) Curis terminates that certain Drug Development Partnership and License Agreement for [CUDC-906 and CUDC-908] by and between Curis and Guangzhou BeBetter Medicine Technology Co, Ltd. pursuant to Section 9.2 or 9.4 thereof.

2. Consulting duties.

(a)	During the term, Consultant shall provide Curis or to Curis’ designee, such consulting, advisory and related services to and for Curis as may be reasonably requested from time to time by Curis, including, but not limited to, the services outlined in the attached Project Exhibit A, and any other Project Exhibits which may be attached hereto from time to time, as agreed to in writing by both parties

(b)	All work to be performed by Consultant for Curis shall be in conjunction with Curis’ Chief Medical Officer (“CMO”) or his designee.

(c)	Consultant shall devote his best efforts and ability to the performance of the duties attaching to this Agreement. The parties agree that to perform the services hereunder in a professionally and workman like manner, the Consultant shall devote at least a minimum of three (3) hours per week (as permitted by travel and location) to the performance of such services. Consultant agrees to furnish Curis with written reports with respect to such consulting services if and when requested by Curis.

3. Compensation. In consideration for the services rendered by Consultant to Curis during the Term, Curis shall pay Consultant compensation in the amount of Two Hundred dollars ($200.00) per hour, and pro rated for any portions thereof, of consulting work performed on behalf of Curis, not to exceed $50,000 for the term of this Agreement, unless as otherwise agreed to in advance and in writing by Curis. Payment of such amounts will be made in arrears upon Curis’ approval of a monthly invoice from Consultant that describes in detail the services rendered in compliance to the specific requests for such services during the preceding month. Curis shall reimburse Consultant for reasonable documented out-of-pocket expenses incurred in the performance of his duties hereunder. Consultant shall submit to Curis itemized monthly statements, in a form satisfactory to Curis, of such expenses incurred in the previous month. Curis shall pay to Consultant amounts shown on each such statement within 30 days after receipt thereof. Notwithstanding the foregoing, Consultant shall not incur total expenses in excess of Five Hundred dollars ($500.00) per month without the prior written approval of Curis.

4. Status. Consultant’s relation to Curis shall be that of an independent contractor and neither this Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. Consultant shall not be deemed an agent for any purpose and shall have no authority to bind Curis.

5. Inventions, Proprietary Rights and Disclosures.

(a)

Consultant agrees to disclose promptly to Curis all inventions, discoveries, designs, improvements and all other intellectual property rights (collectively referred to as “Inventions”) made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the actual or planned business of Curis or (ii) after the Consultation Period if resulting or directly derived from Confidential Information (as defined below), or perfected in the performance of, or arising out of, the work to be performed by Consultant for Curis, and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by Curis), properly corroborated, to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole and exclusive property of Curis at all times. All such Inventions and patents therefor shall be the sole and exclusive property of Curis. Consultant hereby assigns to Curis all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of Curis as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of Curis and at Curis’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to Curis and to assist Curis in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Consultant also hereby waives all claims to moral rights in any Inventions.

(b)	Consultant agrees that the services furnished pursuant to the work to be performed hereunder, the data and Inventions generated by the said work and any and all information, data, specifications, techniques, formulae and processes disclosed by Curis in connection therewith (collectively referred to as “Confidential Information”) are the property of Curis and are confidential and proprietary to Curis. Consultant agrees that he shall not use Confidential Information for any purpose other than as advised or directed by Curis regardless of whether such Confidential Information has been furnished or made available to Consultant by Curis or is original with Consultant. Without Curis’ express written consent first obtained, Consultant agrees that he shall not disclose or make available any Confidential Information to any third party regardless of whether such Confidential Information has been furnished or made available to Consultant by Curis or is original with Consultant. Consultant shall not discuss the nature of his/her activities in connection with Curis with anyone except authorized representatives of Curis. At Curis’ request, Consultant shall provide Curis with all Confidential Information furnished to Consultant by Curis or original with Consultant in connection with his/her services furnished hereunder which has been reduced to writing and retain no copies thereof. Consultant understands that in receiving Confidential Information, he receives no right to a license, implied or otherwise, under any patent or other rights now or hereafter owned or controlled by Curis.

(c)	The foregoing obligations of confidentiality and non-use shall not apply to:

(1) information which is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 5;

(2) is generally disclosed to third parties by Curis without restriction on such third parties; or

(3) is approved for release by written authorization of the Board of Directors of Curis.

However, Confidential Information shall not be deemed within the foregoing exceptions if:

(i)	specific information is merely embraced by more general information in the public domain or Consultant’s possession, or

(ii)	it constitutes a combination which can be reconstructed from multiple sources in the public domain or Consultant’s possession, none of which shows the whole combination of the Confidential Information.

(d)	Upon termination of this Agreement or at any other time upon request by Curis, Consultant shall promptly deliver to Curis all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of Curis.

(e)	Consultant warrants and represents that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by him/her to Curis in connection with any of the services called for hereunder. Consultant further warrants and represents that none of the provisions of this Agreement, nor the services which will be performed by Consultant pursuant to the work to be performed hereunder, contravenes or is in conflict with any agreement of Consultant with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, disclosure agreements or agreements for assignment of inventions. Consultant agrees that his/her services to other enterprises may result in a conflict of interest with his/her obligations to Curis under this Agreement, and agrees to inform Curis of his/her services to other enterprises and, in the case of conflict of interest, to immediately inform Curis and resolve the conflict in a mutually satisfactory manner.

(f)	Consultant hereby acknowledges that the United States securities laws prohibit any person who has material, non-public information from purchasing or selling the securities of Curis or the securities of any company doing business with Curis or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(g)	Consultant acknowledges that (a) the provisions of this Agreement are reasonable and necessary to protect the legitimate interests of Curis, (b) any violations of this Agreement will result in irreparable injury to Curis and that damages at law would not be reasonable or adequate compensation to Curis for a violation of this Agreement and (c) Curis shall be entitled, in addition to any other right or remedy available in law or in equity, to the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and each party hereby consents to the issuance of such injunction and to the ordering of specific performance.

6. Survival of Provisions. The provisions of paragraph 5 hereof shall survive the termination or expiration of this Agreement.

7. Assignability and Binding Effect. Neither this Agreement nor any interest shall be assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto; provided, however, that Curis may assign this Agreement to any corporation with which Curis may merge or consolidate or to which Curis may assign substantially all of its assets or that portion of its business to which this Agreement pertains without obtaining the agreement of Consultant.

8. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

9. Notices. Any notices or other communications hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or sent by registered or certified mail, return receipt requested, to the other party at the following addresses:

If to Curis:	Curis, Inc.
4 Maguire Road
Lexington, MA 02421
Attention: Legal Department

If to Consultant:	Changgeng Qian
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or at such other address as such other party may designate in conformity with the foregoing.

10. Entire Agreement; Modification; Severability. This document sets forth the entire Agreement between the parties hereto with respect to the subject matter hereof. This Agreement shall not be changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the parties hereto, which document shall make specific reference to this Agreement and shall express the plan or intention to modify same. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement is executed under seal by both parties and deemed to be governed by the laws of the Commonwealth of Massachusetts, exclusive of its conflicts of law principles.

CURIS, INC.		CONSULTANT:

By:		By:

Name:	Daniel R. Passeri	Name:	Changgeng Qian, Ph.D., M.D.

Title:	Chief Executive Officer	SS#:	[Insert #]

Date:		Date:

Exhibit A

At such times and places as Curis may from time to time request, Dr. Qian shall provide to Curis periodic scientific support in the area of drug discovery and preclinical development. These services may include, but are not limited to:

(1)	evaluations and recommendations regarding Curis’ proprietary drug discovery and development programs, such as CUDC-101, CUDC-907, other drug discovery and development candidates, and other therapeutic and diagnostic applications;

(2)	PK/PD, pre-formulation/formulation, non-GLP/GLP toxicology and other preclinical drug discovery services; and

(3)	evaluation of preclinical data packages, chemical structures and associated properties relevant to drug development for potential in-licensing opportunities that Curis is considering.

Curis shall give Consultant reasonable advance notice of any service required. Consultant agrees to furnish Curis with written reports with respect to such consulting services if and when requested by Curis.